EXHIBIT 99.3

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 of Longevity Health Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any related prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a nominee to become a director of the Company upon the Closing (as such term is defined in the Agreement and Plan of Merger, dated April 11, 2025, by and among Longevity, Biolabs, Longevity Health Biomarkers, Inc., a Delaware corporation and a wholly-owned subsidiary of Longevity, and Jonathan Cohen, as the Stockholder Representative, and to the filing of this consent as an exhibit to the Registration Statement.

Date: May 3, 2025

By: /s/ Michael Ross

Name: Michael Ross